EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2012 RESULTS

NASHVILLE, Tenn. (October 22, 2012)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2012.

Highlights:

•	Revenues of $26.4 million in the third quarter of 2012, up 28% from revenues of $20.6 million in the third quarter of 2011

•	Operating income of $3.7 million in the third quarter of 2012, up 39% from operating income of $2.7 million in the third quarter of 2011

•	Net income of $2.0 million in the third quarter of 2012, up 10% from net income of $1.8 million in the third quarter of 2011, and earnings per share (EPS) of $0.07 per share in the third quarter of 2012, compared to EPS of $0.08 per share in the third quarter of 2011

•	Adjusted EBITDA[1] of $5.7 million in the third quarter of 2012, up 30% from $4.4 million in the third quarter of 2011

•	Acquired Sy.Med Development, Inc. on October 19, 2012

Financial Results:
Third Quarter 2012 Compared to Third Quarter 2011
Revenues for the third quarter of 2012 increased $5.8 million, or 28 percent, to $26.4 million, compared to $20.6 million for the third quarter of 2011.

Revenues from HealthStream Learning increased by $5.5 million, or 37 percent, when compared to the third quarter of 2011. Revenues from our Internet-based subscription products increased by approximately $4.9 million, or 35 percent, over the prior year third quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from project-based services increased $503,000 over the prior year third quarter. Revenues from SimVentures, our collaborative arrangement with Laerdal Medical A/S, increased to $419,000, a $98,000 increase over the prior year third quarter.

Revenues from HealthStream Research increased by $227,000, or four percent, when compared to the third quarter of 2011. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $371,000, or eight percent, when compared to the third quarter of 2011. Revenues from other surveys, which are conducted on annual or bi-annual cycles, decreased by $144,000, or 11 percent, when compared to the third quarter of 2011 due to fewer survey engagements.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined. During the third quarter, HealthStream reported a $92,000 reduction to GAAP revenue as a result of deferred revenue write-downs for the Decision Critical acquisition, which closed on June 29, 2012.

Operating income for the third quarter of 2012 increased by 39 percent to $3.7 million, compared to $2.7 million for the third quarter of 2011.This improvement resulted primarily from strong revenue growth. Operating expense increases included higher royalties, sales commissions, travel, personnel additions, depreciation, business taxes, and other general expenses.

During the quarter, the Company updated estimates of state allocation factors as part of its income tax provision review. Allocation factors help determine the liabilities for state income and certain franchise or excise taxes. The updated allocation factors resulted in a reduction in our estimated state net operating loss carryforwards and an increase in our tax provision and effective tax rate for this quarter. The updated estimates did not result in a cash tax liability and these estimate revisions did not affect our federal net operating loss carryforwards.

Net income for the third quarter of 2012 was $2.0 million, compared to $1.8 million in the third quarter of 2011. Earnings per share (EPS) were $0.07 per share (diluted) in the third quarter of 2012, compared to $0.08 per share (diluted) for the third quarter of 2011. A key factor impacting the comparison of EPS in the third quarter of 2012 to EPS in the third quarter of 2011 was the effect of additional shares of the Company’s common stock from the Company’s fourth quarter 2011 stock offering. The impact of the offering added approximately 3.6 million shares to the third quarter 2012 fully diluted EPS calculation.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 30 percent to $5.7 million for the third quarter of 2012, compared to $4.4 million for the third quarter of 2011.

At September 30, 2012, the Company had cash and marketable securities of $95.9 million. Capital expenditures totaled $2.3 million for the third quarter of 2012.

Year-to-Date 2012 Compared to Year-to-Date 2011
For the first nine months of 2012, revenues were $75.9 million, an increase of 26 percent over revenues of $60.2 million in the first nine months of 2011. Operating income for the first nine months of 2012 improved by 21 percent to $10.1 million, compared to $8.4 million for the first nine months of 2011. Net income for the first nine months of 2012 increased by 13 percent to $5.8 million, compared to $5.2 million for the first nine months of 2011. Earnings per share were $0.21 per share (diluted) for the first nine months of 2012 compared to $0.22 per share (diluted) for the first nine months of 2011.

Other Business Updates
At September 30, 2012, approximately 2,869,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 2,536,000 at September 30, 2011. The total number of contracted subscribers at September 30, 2012 was approximately 2,975,000, up from approximately 2,653,000 at September 30, 2011. “Contracted subscribers” include both the 2,869,000 subscribers already implemented and the 106,000 subscribers in the process of implementation.

Based on the number of subscribers, our renewal rate was 97 percent in the third quarter of 2012. Our renewal rate for the number of subscribers reflects the number of subscribers that were up for renewal in the quarter that chose to renew plus the addition of new subscribers on these accounts, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. The renewal rate based on subscribers for the third quarter of 2012 compares to a renewal rate of 88 percent during the third quarter of 2011.

Based on contract value, our renewal rate was 95 percent in the third quarter of 2012. Our renewal rate for contract value reflects any pricing adjustment that may occur at renewal along with increases in contract value due to the addition of new subscribers, compared to previously contracted amounts—which means that the renewal rate can exceed 100 percent. Our calculation of this renewal rate includes only the base subscriptions to our platform; it does not include add-on products or content purchased prior to or at the time of renewal. The renewal rate based on contract value for the third quarter of 2012 compares to a renewal rate of 94 percent during the third quarter of 2011.

For the trailing four quarters ended September 30, 2012, customers representing approximately 101 percent of subscribers that were up for renewal did renew during the trailing four quarter period, while our renewal rate based on the annual contract value was approximately 103 percent. The trailing four quarter renewal measurements are calculated on the same basis as the quarter results.

During the third quarter of 2012, the Company continued to expand its customer base for two of our talent management product offerings, the HealthStream Performance Center™ and the HealthStream Competency Center™. Combined, these two products were contracted in the third quarter by 12 healthcare organizations.

In August 2012, HealthStream expanded its talent management product suite through an agreement with Nursing Registry Consultants Corporation (doing business as “NurseCompetency”) to be the exclusive distributor of NurseCompetency’s innovative software-as-a-service based competency exams and skills checklists to hospitals and health networks in the U.S. HealthStream is currently providing NurseCompetency’s clinical exams and skills checklists for nurses as stand-alone products, while future plans include offering them as an integrated solution through HealthStream’s Talent platform.

Earlier today, HealthStream announced that it has acquired Sy.Med Development, Inc. (“Sy.Med”), a leading developer of credentialing related software products for healthcare providers. Through this acquisition, HealthStream advanced its talent management strategy with an innovative credentialing application, Sy.Med OneApp™, that centralizes data and automates the paper-intensive, time-consuming credentialing management process for hospitals, physician practices, clinics, and other healthcare providers. Ensuring that an organization’s workforce is qualified is a critical part of talent management and, therefore, the addition of Sy.Med’s credentialing application makes an important contribution to our overall talent management product suite.

HealthStream purchased all of the shares of Sy.Med for approximately $7,050,000 in cash consideration and 34,060 shares of HealthStream’s common stock. Up to an additional $1,500,000 in cash will be paid over a two-year period following closing, subject to the achievement of certain milestones. To read more about our acquisition of Sy.Med, please refer to HealthStream’s press release issued earlier today.

Financial Expectations – Including Impact of Sy.Med Development Acquisition
The Company also updated guidance for the remainder of 2012.

HealthStream anticipates that consolidated revenues for the full-year 2012 will grow by 24 to 26 percent when compared to the full-year 2011. We anticipate revenue growth in the HealthStream Learning segment to be in the 34 to 36 percent range and HealthStream Research’s revenue to increase by approximately one to three percent over the prior year.

We anticipate that consolidated operating income will increase by 18 to 22 percent over the prior year period. The estimated impact of approximately $250,000 related to the write down of Sy.Med deferred revenue and transaction closing costs was taken into account in determining the range set forth above. The Company has an active business development and strategic initiative pipeline and its operating guidance does not include ongoing expenses incurred as part of these activities.

We believe that equivalent shares for purposes of calculating diluted earnings per share will be between 27.4 million and 27.6 million. We expect that our effective book income tax rate will be between 41 and 44 percent for the full year of 2012. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carryforwards of approximately $14.5 million and $8.7 million, respectively, to offset our taxable income.

We expect capital expenditures, including capitalized software development and additional office space, will range between $8 million and $9 million during the full year of 2012.

“I am excited with our announcement earlier today regarding the acquisition of Sy.Med, which adds another unique dimension to our healthcare talent management strategy,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “Our business development pipeline is supported by strong organic growth fundamentals, including a 28 percent increase in top-line quarterly revenues and a 39 percent increase in operating income in the third quarter of 2012. To continue our progress, we anticipate further investments for targeted initiatives in sales and marketing, product development, and infrastructure support.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of investor relations and communications will be held on Tuesday, October 23, 2012 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #46611358) for U.S. and Canadian callers and 404-537-3406 (conference ID #46611358) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Recently the Company has acquired several businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired contracts is deferred and typically recognized over a one-year period, so our US GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with US GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately three million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Austin, Texas, and Brentwood, Tennessee. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$26,380	$20,618	$75,894	$60,175
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	10,804	7,915	30,546	22,623
Product development	2,278	1,946	6,328	5,644
Sales and marketing	4,423	3,810	14,637	11,674
Other general and administrative	3,472	2,782	9,491	8,009
Depreciation and amortization	1,672	1,471	4,779	3,868

Total operating expenses	22,649	17,924	65,781	51,818
Operating income	3,731	2,694	10,113	8,357
Other income (expense)	42	(8)	87	8

Income before income taxes	3,773	2,686	10,200	8,365
Income tax provision	1,796	890	4,376	3,213

Net income	$1,977	$1,796	$5,824	$5,152

Net income per share:
Net income per share, basic	$0.08	$0.08	$0.22	$0.23

Net income per share, diluted	$0.07	$0.08	$0.21	$0.22

Weighted average shares outstanding:
Basic	26,173	22,164	26,100	22,001

Diluted	27,591	23,495	27,476	23,272

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	September 30,	December 31,
	2012	2011(1)
ASSETS
Current assets:
Cash and cash equivalents	$23,703	$76,904
Marketable securities – short term	72,232	6,552
Accounts and unbilled receivables, net	16,990	17,330
Prepaid and other current assets	4,004	5,213
Deferred tax assets, current	1,013	5,080

Total current assets	117,942	111,079
Marketable securities – long term	—	5,996
Capitalized software development, net	9,061	7,940
Property and equipment, net	7,397	6,087
Goodwill and intangible assets, net	26,833	23,104
Other assets	625	31

Total assets	$161,858	$154,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$7,206	$9,689
Deferred revenue	23,899	22,759

Total current liabilities	31,105	32,448
	918	323

Deferred tax liabilities, non-current	918	323
Other long-term liabilities	858	551

Total liabilities	32,881	33,322
Shareholders’ equity:
Common stock	156,612	154,409
Comprehensive income (loss)	28	(7)
Accumulated deficit	(27,663)	(33,487)

Total shareholders’ equity	128,977	120,915

Total liabilities and shareholders’ equity	$161,858	$154,237

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2011.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Nine Months Ended
	September 30,	September 30,
	2012	2011
Operating activities:
Net income	$5,824	$5,152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,779	3,868
Deferred income taxes	4,200	2,902
Share-based compensation	837	597
Provision for doubtful accounts	70	45
Changes in assets and liabilities:
Accounts and unbilled receivables	451	(1,920)
Prepaid and other assets	1,662	1,190
Accounts payable, accrued and other liabilities	(2,989)	(1,094)
Deferred revenue	768	3,748

Net cash provided by operating activities	15,602	14,488

Investing activities:
Acquisition, net of cash acquired	(2,904)	—
Changes in marketable securities	(60,158)	5,623
Changes in other investments	(250)	—
Purchases of property and equipment	(3,185)	(3,560)
Payments associated with capitalized software development	(3,097)	(5,199)

Net cash used in investing activities	(69,594)	(3,136)

Financing activities:
Proceeds from exercise of stock options	791	1,020
Payments on capital leases	—	(4)

Net cash provided by financing activities	791	1,016

Net (decrease) increase in cash and cash equivalents	(53,201)	12,368
Cash and cash equivalents at beginning of period	76,904	17,868

Cash and cash equivalents at end of period	$23,703	$30,236

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP net income	$1,977	$1,796	$5,824	$5,152
Interest income	(52)	(5)	(123)	(36)
Interest expense	13	13	38	35
Income tax provision	1,796	890	4,376	3,213
Share-based compensation expense	296	223	837	597
Depreciation and amortization	1,672	1,471	4,779	3,868

Adjusted EBITDA	$5,702	$4,388	$15,731	$12,829

GAAP revenues	$26,380	$20,618	$75,894	$60,175
Add: deferred revenue write-down	92	—	92	—

Non-GAAP revenues	$26,472	$20,618	$75,986	$60,175

GAAP operating income	$3,731	$2,694	$10,113	$8,357
Add: deferred revenue write-down	92	—	92	—

Non-GAAP operating income	$3,823	$2,694	$10,205	$8,357

GAAP net income	$1,977	$1,796	$5,824	$5,152
Add: deferred revenue write-down, net of tax	53	—	53	—

Non-GAAP net income	$2,030	$1,796	$5,877	$5,152

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2012 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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